FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-10

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated March 16, 2018, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated March 14, 2018)

$726,517,000 (Approximate)

UBS Commercial Mortgage Trust 2018-C9

(Central Index Key Number 0001731058)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.

(Central Index Key Number 0001532799)

as Depositor

UBS AG

(Central Index Key Number 0001685185)

Société Générale

(Central Index Key Number 0001238163)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C9

This is a supplement (“Supplement”) to the prospectus dated March 14, 2018 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

The text of the section titled “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties” is amended to include the following language as the fifth bullet point under the first paragraph:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Fairfield Inn – Tucson North, representing approximately 0.6% of the Initial Pool Balance, the borrower has entered into a forbearance agreement (the “Forbearance Agreement”) with Marriott International, Inc., the related franchisor, related to the borrower’s failure to comply with certain Marriott Global Quality Assurance Program criteria.  Pursuant to the related Forbearance Agreement, the borrower is required to obtain a “Clear” rating during four (4) consecutive six (6) month tracking periods commencing January 2018.  In the event the borrower fails to satisfy such conditions, the franchisor has the right, at its discretion, to terminate the related franchise agreement.  The borrower has retained a new property manager and in November 2017 the Mortgaged Property obtained a “Clear” rating during a courtesy unofficial franchisor inspection.  The Mortgage Loan documents provide recourse to the guarantor for any losses to the lender in connection with a termination of the related franchise agreement.

UBS Securities LLC	Société Générale	Cantor Fitzgerald & Co.
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton Co-Manager	Academy Securities Co-Manager

The date of this Supplement is March 16, 2018